Exhibit 99.2

CLARIENT TENDER OFFER EXTENDED;

CLARIENT MAKES ADDITIONAL DISCLOSURES TO SETTLE LITIGATION

Aliso Viejo, Calif., December 3, 2010 — Clarient, Inc. (“Clarient”) (NASDAQ: CLRT) announced today the extension of the current pending offer (the “Offer”) by Crane Merger Sub, Inc. (“Purchaser”), an indirect wholly-owned subsidiary of General Electric Company (“General Electric”) (NYSE: GE) to acquire all of the outstanding shares of capital stock of the Company. The extension changes the expiration of the Offer from midnight, New York City time, at the end of the day on Monday, December 6, 2010 to midnight, New York City time, at the end of the day on Thursday, December 16, 2010. The board of directors of Clarient recommends that Clarient stockholders tender their shares to the Purchaser in the Offer.

Clarient also filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission. Clarient stockholders are advised to read the Solicitation/Recommendation Statement and any amendments thereto because they contain important information about the Offer. Stockholders may obtain a free copy of these materials at the SEC’s website at www.sec.gov or by calling (949) 474-4300 or by emailing matt@allencaron.com.

The extension of the Offer and the amendment to the Solicitation/Recommendation Statement were made pursuant to a Memorandum of Understanding entered into on behalf of Clarient, General Electric and Purchaser, which outlines the terms of the parties’ agreement in principle to a permanent release of all claims which were or could have been asserted in the actions pending in the Delaware Court of Chancery captioned In re Clarient, Inc. Shareholder Litigation, C.A. No. 5932-CC and the Superior Court of California, County of Orange captioned Herbert Silverberg v. Clarient, Inc., Master File No. 30-2010-00419685-CU-MC-CXC. The terms of the proposed settlement are subject to approval by the Delaware Court of Chancery.

Goldman, Sachs & Co. is serving as financial advisor, and Latham & Watkins LLP is serving as legal counsel, to Clarient.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. Purchaser has filed a Tender Offer Statement on Schedule TO (including amendments thereto and an offer to purchase, a related letter of transmittal, and other offer documents) with the U.S. Securities and Exchange Commission (“SEC”), and Clarient has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (including amendments thereto), with respect to the Offer. Clarient stockholders are urged to read the Tender Offer Statement and Solicitation/Recommendation Statement (and any amendments thereto) because they contain important information that Clarient stockholders should consider before making any decision regarding tendering their securities. Those materials may be obtained at no charge by directing a request by mail to Morrow & Co., LLC, 470 West Avenue – 3rd Floor, Stamford, CT 06902, or by calling toll-free at (800) 279-6413, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov or by directing such requests to (949) 474-4300 or by emailing matt@allencaron.com.

About Clarient

Clarient combines innovative diagnostic technologies with world class pathology expertise to assess and characterize cancer. Clarient’s mission is to become the leader in cancer diagnostics by dedicating itself to collaborative relationships with the healthcare community to translate cancer discovery and research into better patient care. Clarient’s principal customers include pathologists, oncologists, hospitals, and biopharmaceutical companies. The rise of individualized medicine as the new direction in oncology has created the need for a centralized resource providing leading diagnostic technologies, such as flow cytometry and molecular testing. Clarient is that resource, having created a state-of-the-art commercial cancer laboratory providing advanced oncology testing and diagnostic services. Clarient’s customers are connected to its Internet-based portal, PATHSITE(R) that delivers high resolution images and critical interpretive reports based on our diagnostic testing. Clarient also develops and markets new, proprietary “companion” diagnostic markers for therapeutics in breast, prostate, lung, ovarian, and colon cancers, and leukemia/lymphoma.

Certain statements herein regarding Clarient, Inc. and General Electric Company and the proposed transaction contain forward-looking statements that involve risks and uncertainty. Future events regarding the proposed transaction and both Clarient’s and GE’s actual results could differ materially from the forward-looking statements. Factors that might cause such a difference include, but are not limited to: delays in completing, or the failure to complete, the proposed transaction due to a failure to satisfy closing conditions or other reasons, Clarient’s ability to continue to develop and expand its diagnostic services business, uncertainties inherent in Clarient’s product development programs, Clarient’s ability to attract and retain highly qualified managerial, technical, and sales and marketing personnel, Clarient’s ability to maintain compliance with financial and other covenants under its credit facility, Clarient’s ability to successfully manage its in-house billing and collections processes, the continuation of favorable third-party payor reimbursement for laboratory tests, changes in federal payor regulations or policies, including adjustments to Medicare reimbursement rates, that may affect coverage and reimbursement for Clarient’s laboratory diagnostics services, Clarient’s ability to obtain additional financing on acceptable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying, developing and commercializing new diagnostic tests or novel markers including the Mammostrat(R) test, Clarient’s ability to fund development of new diagnostic tests and novel markers, and to obtain adequate patent protection covering Clarient’s use of these tests and markers including for the Mammostrat(R) test, and the amount of resources Clarient determines to apply to novel marker development and commercialization, the risk to Clarient of infringement claims and the possibility of the need to license intellectual property from third parties to avoid or settle such claims, failure to obtain regulatory approvals and clearances required to conduct clinical trials if/when required and/or to commercialize Clarient’s services and underlying diagnostic applications, Clarient’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in Clarient’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K. Recent experience with respect to laboratory services, net revenues and results of operations may not be indicative of future results for the reasons set forth above.

Clarient does not assume any obligation to update any forward-looking statements or other information contained in this document.

Investor Contact for Clarient:

Matt Clawson

Allen & Caron Inc

(949) 474-4300

matt@allencaron.com